CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in Post-Effective Amendment No. 2 to the Registration Statement of American Skandia Advisor Funds, Inc. (the "Company") on Form N-1A (File No. 333-23017) of our report dated December 12, 1997 on our audit of the financial statements and financial highlights of the Company, which report is included in the Annual Report to Shareholders for the period ending October 31, 1997 which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Counsel and Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 31, 1997